Exhibit 99.1

Ispire Technology Inc. Reports Financial Results for Fiscal Third Quarter 2025

Accounts Receivable Decreased from $67.7M to $60.4M Improving Company Financial Position

Post-Quarter End, IKE Tech Filed PMTA with the FDA for its Age-Gating Joint Venture Component with IKE

Launched SproutTM in Collaboration with Raw Garden, an Advanced All-In-One Cannabis Vapor Device Ensuring Purity and Safety

LOS ANGELES, May 12, 2025 – Ispire Technology Inc. (NASDAQ: ISPR) (“Ispire,” the “Company,” “we,” “us,” or “our”), an innovator in vaping technology and precision dosing, today reported financial results for the third quarter of fiscal 2025, for the three months ending March 31, 2025.

Fiscal Third Quarter 2025 Financial Results

●	Revenue of $26.2 million versus $30.0 million for the third quarter of fiscal 2024.

●	Gross profit of $4.8 million compared to $6.1 million for the third quarter of fiscal 2024.

●	Gross margin of 18.2% compared to 20.4% for the third quarter of fiscal 2024.

●	Total operating expenses of $15.4 million compared to $11.8 million for the third quarter of fiscal 2024.

●	Net loss of ($10.9) million, compared to net loss of ($5.9) million in the third quarter of fiscal 2024.

“The progress the Company made during the third fiscal quarter demonstrates that we are delivering on our promises and executing on our strategic priorities to become a leading global provider of precision dosing vape technology,” commented Michael Wang, Co-Chief Executive Officer of Ispire. “We have made significant strides as we are transitioning our manufacturing to Malaysia, effectively de-risking our production strategy for the current geopolitical climate. During the third fiscal quarter, in an effort to further streamline our operations and increase margins, we moved a number of our daily functions to our Malaysian campus which we anticipate will reduce our operating expenses by $8 million annually. During this restructuring and manufacturing transitional period, we took a measured approach to revenue so that customers are not adversely affected by our internal change-over. Another milestone also was our reduction in accounts receivable which happened for the first time in Ispire’s history. We took the necessary steps this quarter to focus on higher quality customers, including larger MSOs which helped bolster our overall financial position.”

“We also received an interim license for manufacturing nicotine products in Malaysia, and we anticipate the final license to be received over the coming few months. Once received, Ispire will have the first federal nicotine manufacturing license in Malaysia and will further position the Company as a leading international vaping hardware provider. Also, in conjunction with our joint venture partner, IKE Tech, we recently filed a component PMTA with the FDA for IKE’s innovative, blockchain-based point-of-use age-gating technology for ENDS products. If approved, this would mark the first component PMTA in FDA history for age verification technology and shows we are leading the way in preventing youth access. During the third quarter we were also excited to launch SproutTM in collaboration with Raw Garden. This advanced all-in-one cannabis vapor device was designed with purity and safety in mind, underscoring our commitment to consumer wellbeing,” Mr. Wang concluded.

Jim McCormick, Chief Financial Officer of Ispire, said, “Over recent quarters, Ispire has made a concerted effort to decrease our accounts receivable and improve our financial stability. In order to do so, we became laser focused on pursuing larger and higher-quality customers. The success we had in executing this strategy resulted in the Company reducing accounts receivable to $60.4 million vs. $67.7 million for the third fiscal quarter of the prior year. We remain steadfast in our commitment to driving shareholder value as we continue to focus on revenue generation, margin expansion and further reduction in our accounts receivable.

Financial Results for the Three and Nine-Month Periods Ended March 31, 2025

Ispire reported revenue of $26.2 million for the fiscal third quarter ended March 31, 2025, versus $30.0 million for the prior comparable period, a decrease of 12.7%. Ispire delivered revenue of $107.4 million for the nine-month period ended March 31, 2025, compared to $114.6 million during the same period in fiscal 2024, a decrease of 6.3%. The decline in revenue is largely due to a decrease in sales of vaping products in North America and a decrease in sales to the Asia Pacific region.

For the third quarter of fiscal 2025, gross profit was $4.8 million compared to $6.1 million in the year-ago period. Gross margin decreased to 18.2% compared to 20.4% for the third quarter of fiscal 2024. This was primarily due to changes in product mix with less margin products being sold during the three months ended March 31, 2025.

Gross profit for the nine-month period ended March 31, 2025, was $20.2 million while gross margin was 18.8%, versus $19.2 million and 16.8% respectively for the same period in the prior fiscal year. The growth in gross profit and gross margin for the nine months to March 31, 2025 was primarily due to changes in product mix, with more higher margin products being sold.

Total operating expenses were $15.4 million for the third fiscal quarter of 2025, compared to $11.8 million for the same period last year. For the nine-month period to March 31, 2025, operating expenses were $43.4 million, compared to $29.7 million in the same period in fiscal 2024.

Net loss was $10.9 million or ($0.19) per share for the fiscal third quarter of 2025, versus a net loss of $5.9 million, or ($0.11) per share for the fiscal third quarter of 2024. For the first nine months of fiscal 2025, net loss was approximately $24.5 million or ($0.43) per share, versus a net loss of approximately $11.3 million, or ($0.21) per share in the first nine months of fiscal 2024.

At March 31, 2025, Ispire held cash and cash equivalents of $23.5 million and working capital of ($2.1) million.

Conference Call

The Company will conduct a conference call at 8:00am Eastern Time on Monday, May 12, 2025, to discuss the results, followed by a Q&A session.

To listen to the conference call, please dial in using the information below. When prompted upon dialing-in, please ask for the “Ispire Technology Call.”

●	Date: Monday, May 12, 2025

●	Time: 8:00am ET

●	Dial-In Numbers: North America 888-880-3330 or International +1 646-357-8766

This conference call will be webcast live and can be accessed by all interested parties at https://app.webinar.net/z9kqo2ro81l.

Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

A playback will be available until 12:00 midnight Eastern Time on Thursday, May 15, 2025. To listen, please dial 800-770-2030 (Toll Free) or 609-800-9909 (Toll). Use the passcode 9733287 to access the replay.

About Ispire Technology Inc.

Ispire is engaged in the research and development, design, commercialization, sales, marketing, and distribution of branded e-cigarettes and cannabis vaping products. The Company’s operating subsidiaries own or license more than 200 patents received or filed globally. Ispire’s tobacco products are marketed under the Aspire brand name and are sold worldwide (except in the U.S., People’s Republic of China and Russia) primarily through its global distribution network. The Company’s cannabis products are marketed under the Ispire brand name primarily on an original design manufacturer (ODM) basis to other cannabis vapor companies. Ispire sells its cannabis vaping hardware only in the U.S., and it recently commenced its marketing activities in Canada and Europe. For more information, visit www.ispiretechnology.com or follow Ispire on Instagram, LinkedIn, Twitter and YouTube. Any information contained on, or that can be accessed through, the Company’s website, any other website or any social media, is not a part of this press release.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”) as well as Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended, that are intended to be covered by the safe harbor created by those sections. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “would,” “could,” “seek,” “intend,” “plan,” “goal,” “project,” “estimate,” “anticipate,” “strategy,” “future,” “likely” or other comparable terms, although not all forward-looking statements contain these identifying words. All statements other than statements of historical facts included in this press release regarding the Company’s strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Important factors that could cause the Company’s actual results and financial condition to differ materially from those indicated in the forward-looking statements. Such forward-looking statements include, but are not limited to, risks and uncertainties including those regarding: whether the Company may be successful in re-entering the U.S. ENDS market; the approval or rejection of any PMTA submitted by the Company; whether the Company will be successful in its plans to further expand into the African market; whether the Company’s joint venture with Touch Point Worldwide Inc. d/b/a/ Berify and Chemular Inc. (the “Joint Venture”) may be successful in achieving its goals as currently contemplated, with different terms, or at all; the Joint Venture’s ability to innovate in the e-cigarette technology space or develop age gating or age verification technologies for nicotine vaping devices; the Company’s ability to collect its accounts receivable in a timely manner; the Company’s business strategies; the ability of the Company to market to the Ispire ONE™; Ispire ONE™’s success in meeting its goals; the ability of its customers to derive the anticipated benefits of the Ispire ONE™ and the success of its products on the markets; the Ispire ONE™ proving to be safe; and the risk and uncertainties described in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Cautionary Note on Forward-Looking Statements” and the additional risk described in Ispire’s Annual Report on Form 10-K for the year ended June 30, 2024 and any subsequent filings which Ispire makes with the SEC. You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this press release relate only to events or information as of the date on which the statements are made in this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events except as required by applicable law. You should read this press release with the understanding that our actual future results may be materially different from what we expect.

ISPIRE TECHNOLOGY INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In $USD, except share and per share data)

	March 31, 2025	June 30, 2024
Assets
Current assets:
Cash	$23,518,560	$35,071,294
Restricted cash	72,594	-
Accounts receivable, net	60,425,835	59,734,765
Inventories	7,825,109	6,365,394
Prepaid expenses and other current assets	2,184,559	1,400,152
Total current assets	94,026,657	102,571,605
Non-current assets:
Property, plant and equipment, net	2,189,313	2,582,457
Intangible assets, net	2,098,740	1,375,666
Right-of-use assets – operating leases	5,356,384	3,579,140
Other investment	2,000,000	2,000,000
Equity method investment	9,841,020	10,248,048
Other non-current assets	215,612	284,050
Total non-current assets	21,701,069	20,069,361
Total assets	$115,727,726	$122,640,966
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,666,784	$3,779,723
Accounts payable – related party	77,121,850	67,046,472
Contract liabilities	1,561,842	2,218,166
Accrued liabilities and other payables	10,033,739	11,738,339
Bank loan – current portion	1,124,226	-
Operating lease liabilities – current portion	1,667,641	1,207,832
Total current liabilities	96,176,082	85,990,532

Non-current liabilities:
Bank loan – net of current portion	1,215,136	-
Operating lease liabilities – net of current portion	3,551,386	2,194,094
Total liabilities	100,942,604	88,184,626

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.0001 per share; 140,000,000 shares authorized; 57,136,455 and 56,470,636 shares issued and outstanding as of March 31, 2025 and June 30, 2024	5,714	5,647
Preferred stock, par value $0.0001 per share, 10,000,000 shares authorized, no shares issued at March 31, 2025 and June 30, 2024	-	-
Treasury stock, at cost	(60,488)	-
Additional paid-in capital	48,141,075	43,217,391
Accumulated deficit	(33,275,195)	(8,825,041)
Accumulated other comprehensive (loss) income	(25,984)	58,343
Total stockholders’ equity	14,785,122	34,456,340
Total liabilities and stockholders’ equity	$115,727,726	$122,640,966

ISPIRE TECHNOLOGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In $USD, except share and per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2025	2024	2025	2024

Revenue	$26,190,725	$30,015,036	$107,356,898	$114,565,244

Cost of revenue	21,414,820	23,893,083	87,184,044	95,345,545

Gross profit	4,775,905	6,121,953	20,172,854	19,219,699

Operating expenses:
Sales and marketing expenses	1,656,527	1,754,760	6,710,438	4,174,386
General and administrative expenses	13,704,819	10,022,488	36,670,781	25,499,077

Total Operating expenses	15,361,346	11,777,248	43,381,219	29,673,463

Loss from operations	(10,585,441)	(5,655,295)	(23,208,365)	(10,453,764)

Other (expense) income:
Interest (expense) income, net	(32,166)	27,296	3,138	298,161
Exchange gain (loss), net	24,341	(53,904)	(103,247)	(19,387)
Other (expense) income, net	(86,239)	12,265	(47,906)	20,078

Total Other (expense) income, net	(94,064)	(14,343)	(148,015)	298,852

Loss before income taxes	(10,679,505)	(5,669,638)	(23,356,380)	(10,154,912)

Income taxes	(176,990)	(255,485)	(1,093,774)	(1,103,710)

Net loss	$(10,856,495)	$(5,925,123)	$(24,450,154)	$(11,258,622)

Other comprehensive loss
Foreign currency translation adjustments	(2,860)	10,788	(84,327)	169,578
Comprehensive loss	$(10,859,355)	$(5,914,335)	$(24,534,481)	$(11,089,044)

Net loss per share
Basic and diluted	$(0.19)	$(0.11)	$(0.43)	$(0.21)

Weighted average shares outstanding:
Basic and diluted	57,003,488	54,347,729	56,752,454	54,287,624

For more information, kindly contact:

IR Contacts:
Investor Relations
Sherry Zheng
718-213-7386
ir@ispiretechnology.com

KCSA Strategic Communications

Phil Carlson
212-896-1233
ispire@kcsa.com

PR Contact:
Ellen Mellody
570-209-2947
EMellody@kcsa.com